New Jersey Mining Company Commences Underground Operations – Now Operating on the Surface and Underground at the Golden Chest Mine

COEUR D'ALENE, Idaho, November 1, 2017 (GLOBE NEWSWIRE) -- New Jersey Mining Company (OTCQB:NJMC) (“NJMC” or the “Company”) announced today that underground operations have commenced at its 100-percent owned Golden Chest Mine near Murray, Idaho.

NJMC is now operating from two locations at the Golden Chest Project - the open pit mine that it has developed and operated this year and the underground mine that was largely developed in 2015 and readied for production this year. All ore is being shipped to the Company’s nearby New Jersey Mill for processing.

Mr. Swallow stated, “We are very pleased to commence underground operations at the Golden Chest – another outstanding accomplishment by our team. With the addition of the underground, we are pleased to demonstrate our ability to mine from both the surface and underground simultaneously.  With the success we’ve had developing and expanding the open pit, we’ve purposely taken a measured approach restarting the underground mine and will continue to do so through the planned ramp-up period. The New Jersey Mill is running smoothly and has sufficient capacity to support a substantial increase in ore processing and gold production.”

Modern exploration, including nearly 30,000 meters of drilling, has revealed seven northwest trending ore shoots at the Project that demonstrate consistent widths and spacing along the Idaho Fault. Management believes the property has district-scale potential for the longer term, not only near the two mines, but also in areas of past exploration and historic gold production.

Mr. Swallow further states, “With the property paid off, the mill in operation, distribution channels for our concentrate in place, and the benefit of more than $13-million invested in the Golden Chest Project, our team believes we have an outstanding platform for future exploration and resource development – not only at the Golden Chest but throughout the Murray Gold Belt.”

About New Jersey Mining Company

New Jersey Mining Company is headquartered in north Idaho, where it is currently in production at its Golden Chest Mine. It is deploying its mining and milling expertise to build a portfolio of advanced-stage assets with near-term cash flow potential and leverage to higher gold prices.

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NJMC is 100-percent owner of the Golden Chest Mine where it has both open pit and underground operations.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

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NJMC also holds a 50-percent interest in the fully-permitted Butte Highlands Gold Project.

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NJMC built and is majority owner and operator of the New Jersey Mill, a 360-tonne per day flotation mill and cyanide leach plant.

Company assets were developed with more than $50-million of investment dollars from New Jersey and other companies. Management owns more than 17-percent of NJMC stock and has participated in prior financings and made purchases in the open market.

The Company’s common stock trades on the OTC-QB Market under the symbol “NJMC.”

For more information on New Jersey Mining Company go to www.newjerseymining.com or call:

Monique Hayes, Corporate Secretary/Investor Relations

Email: monique@newjerseymining.com

(208) 625-9001

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such factors include, among others, the Company’s ability to expand future exploration and resource development, the risk that the mine plan changes due to rising costs or other operational details, the risk that gold recovery percentages are lower than expected, the risks and hazards inherent in the mining business (including risks inherent in developing mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and the potential impact on revenues from changes in the market price of gold and cash costs, a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814